Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-123490, 333-136142, 333-138639, and 333-144720), and

(2)	Registration Statements (Form S-8 No. 333-96923, 333-106975, 333-118705, 333-126415 and 333-137258), pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc.;

of our reports dated July 2, 2008, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., and with respect to the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc., both included in this Annual Report (Form 10-K) for the year ended April 30, 2008.

/s/ ERNST & YOUNG LLP

Orange County, California

July 2, 2008